Exhibit 10.1

IEC ELECTRONICS CORP.
2011 EMPLOYEE STOCK PURCHASE PLAN
AMENDMENT 1

This Amendment amends the 2011 Employee Stock Purchase Plan (the “Plan”) of IEC Electronics Corp. (the “Corporation”) which Plan was approved by the stockholders of the Corporation on February 1, 2012. This Amendment was approved by the Compensation Committee of the Board of Directors of the Corporation pursuant to authority granted by Sections 2.09 and 10.01(a) of the Plan.

Section 2.09 of the Plan is amended to read in its entirety as follows:

2.09    Enrollment Period means, with respect to a given Purchase Period, (i) that period beginning on February 20, or if later, three days after the Corporation publicly releases its earnings for its first fiscal quarter, and ending the last day of February, or (ii) that period beginning on August 20, or if later, three days after the Corporation publicly releases its earnings for its third fiscal quarter, and ending the last day of August, in each case during which Employees may elect to participate in order to purchase Stock at the end of that Purchase Period in accordance with the terms of this Plan. The duration and timing of Enrollment Periods may be changed or modified by the Committee

Adopted by the Compensation Committee of the Corporation on May 21, 2014